Exhibit 10.1

VETRA ENERGÍA, S.L.

as Seller;

GRAN TIERRA RESOURCES LIMITED

as Purchaser;

-and-

INVERSIONES FRIEIRA, S.L.

VETRA ENERGY GROUP LLC

as

Parent Companies;

SALE AND PURCHASE AGREEMENT*
for all of the issued share capital of Vetra Southeast S.L.U.

TABLE OF CONTENTS

Article 1 Definitions and interpretation		2

1.1	Defined terms	2
1.2	Contents page and headings	11
1.3	Meaning of references	11

Article 2 Agreement to sell and purchase		12

2.1	Sale and Purchase	12

Article 3 Purchase Price		13

3.1	Purchase Price	13
3.2	Payment of Purchase Price	13
3.3	Preliminary Closing Statement	13
3.4	Preparation of Final Closing Statement	13
3.5	Price Adjustment	16
3.6	Form of Payment of Purchase Price	16
3.7	Receipt of Payment on Closing Date	16

Article 4 Closing		17

4.1	Closing	17
4.2	Seller’s Closing Deliveries	17
4.3	Purchaser’s Obligations vis a vis the Company and the Conveyed Entities and Vetra P&G	18
4.4	Purchaser’s Closing Obligations	21
4.5	Parties’ Closing Obligations	22

Article 5 conditions to closing		22

5.1	Conditions to the Obligations of Purchaser	22
5.2	Conditions to the Obligations of Seller	22
5.3	Endeavors	23

Article 6 SELLER’S WARRANTIES		23

6.1	Company’s shares in SIC and Vetra P&G	23
6.2	Company, SIC and Branch Returns and Records	23
6.3	Shares and Share Capital	24
6.4	Subsidiaries, Partnerships Etc.	24
6.5	Branches	25
6.6	Financial Statements	25
6.7	Assets of the Conveyed Entities	25
6.8	Borrowings	26
6.9	Insolvency	26
6.10	Records Etc.	26

( i )

6.11	Litigation and Claims	27
6.12	E&P Interests	27
6.13	Impairment of Conveyed Entities’ Interests	28
6.14	Processing, Marketing and Transportation Commitments	29
6.15	Environmental Matters	29
6.16	Contracts and Commitments (Other Than E&P Contracts)	30
6.17	The Properties	30
6.18	Conduct of Business	30
6.19	Intellectual Property	31
6.20	Insurance	31
6.21	Debts to and Contracts with Connected Persons	32
6.22	Employees and Pensions	32
6.23	Taxation Matters	33
6.24	Business Ethics and Foreign Investments	34
6.25	Authorities	36
6.26	Required Authorizations	36

Article 7 LIABILITIES AND CLAIMS		37

7.1	Liability Acknowledgement Agreement	37

Article 8 Settlement of Claims		37

8.1	Security on Closing	37
8.2	Settlement of Claims	37

Article 9 ACKNOWLEDGEMENTS BY THE PURCHASER		37

9.1	Acknowledgements by the Purchaser	37

Article 10 Purchaser’s warranties		38

10.1	Purchaser’s Warranties	38

Article 11 ACTIONS TOWARDS CLOSING		39

11.1	Due Diligence	39
11.2	Conduct up to Closing Date	39

Article 12 Seller’s assignees		41

Article 13 Costs		42

Article 14 Entire agreement		42

14.1	Entire agreement	42

Article 15 Continuing effect		43

15.1	Continuing Effect	43
15.2	Invalidity	43

( ii )

Article 16 Amendments and waivers		43

16.1	Amendments	43
16.2	Waivers	43

Article 17 Further assurance and assistance		43

17.1	Further assurance	43

Article 18 Counterparts		44

18.1	Any number of counterparts	44
18.2	Each counterpart an original	44

Article 19 Assignment and third party rights		44

19.1	Agreement binding on successors and permitted assignees	44
19.2	Agreement not assignable	44

Article 20 NOTICES		44

20.1	Form of notices	44
20.2	When notices take effect	46

Article 21 ARBITRATION		46

21.1	Settling Disputes	46
21.2	Exceptions	46
21.3	Arbitration	46

Article 22 Governing law and jurisdiction		47

22.1	Governing law	47

Article 23 INDEPENDENT LEGAL ADVICE		47

( iii )

ADDENDA

( iv )

THIS AGREEMENT is dated February 20, 2019 and made between:

Vetra Energía, S.L., a company incorporated and existing under the laws of the Kingdom of Spain whose registered office is at Fernández de la Hoz, 9, 28010, Madrid, Spain;

(the “Seller”)

and

Gran Tierra Resources Limited, a company incorporated under the laws of the Province of Alberta, Canada, whose registered office is at 900, 520 – 3rd Avenue SW, Calgary, Alberta T2P 0R3.

(the “Purchaser”)

Inversiones Frieira, S.L., a company incorporated and existing under the laws of the Kingdom of Spain whose registered office is at Avenida de Linares Rivas 1, bajo entreplanta, 15005 La Coruña, Spain;

and

Vetra Energy Group LLC, a company incorporated under the laws of Delaware, whose registered office is at 1209 Orange Street Wilmington, Delaware, United States;

(jointly, the “Parent Companies”);

Parent Companies enter into this Agreement for the purposes of assuming the obligations set forth under Article 12 of this Agreement in respect of Seller.

BACKGROUND:

(A)	Seller is the exclusive owner of the issued and outstanding share capital of Vetra Southeast, S.L.U., a company incorporated and existing under the laws of the Kingdom of Spain (the “Company”) and of which details are set out in Schedule A.

(B)	SIC and Vetra P&G, of which details are set out in Schedule B, are the only subsidiaries of the Company.

(C)	The Branch, of which details are set out in Schedule C, is the only branch of SIC.

(D)	SIC and the Branch hold the E&P Interests in the E&P Contracts listed in Schedule D.

WHEREAS following all the above mentioned, the Purchaser is willing to purchase and acquire, and Seller is willing to sell and transfer, the Shares according to the terms and conditions established in this Agreement.

NOW, THEREFORE, in consideration of premises and the mutual covenants and obligations set out below and to be performed, the Parties agree as follows:

Article 1
Definitions and interpretation

1.1	Defined terms

In this Agreement, terms and expressions shall have the meanings given to them in this Section, as follows:

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such first person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means (a) the ownership of fifty percent (50%) or more of the equity interest in a person, and/or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a person;

“Agreement” means this Sale and Purchase Agreement together with its Exhibits and Schedules and any extension, renewal or amendment hereof agreed to in writing by the Parties;

“ANH” means “Agencia Nacional de Hidrocarburos”, the national hydrocarbons agency of Colombia;

“Applicable Laws” means laws, regulations, statutes, codes, rules, orders, permits, policies, licenses, certifications, decrees, standards or interpretations imposed by any Government Authority that apply to this Agreement, the Seller, the Purchaser, the Company, SIC, the Branch or to their assets, activities or contracts. For the avoidance of doubt, “Applicable Laws” also include any applicable anti-corruption laws including the FCPA and the CFPOA;

“Asset Sale Agreement PUT-8” (PUT-8) means the Sale and Purchase Agreement dated as of the Execution Date between Vetra E&P as seller and GTEC as purchaser;

“Asset Sale Agreement LLA-5” (LLA-5) means the Sale and Purchase Agreement dated as of the Execution Date between Vetra E&P as seller and GTEC as purchaser;

“Asset Sale Agreement (Suroriente Block)” means the Sale and Purchase Agreement dated as of the Execution Date between Vetra E&P as seller and SIC as purchaser;

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“Asset Sale Agreements” means collectively the Asset Sale Agreement (Suroriente Block), Asset Sale Agreement PUT-8 (PUT-8), Asset Sale Agreement LLA-5 (LLA-5);

“Assignment of Obligations” has the meaning ascribed to it in Article 12.

“Assignment of Right” has the meaning ascribed to it in Article 12.

“Authorization” means, with respect to any person, any order, permit, approval, consent, waiver, licence or other authorization of any Governmental Authority having jurisdiction over the person;

“Balance” has the meaning ascribed to it in Section 3.2(a) of this Agreement;

“Balance Payment Date” means the date 12 months following the Closing Date;

“Branch” means Southeast Investment Corporation (Suc Colombia), details of which are given in Schedule C;

“Business” means the business of the Conveyed Entities at the date hereof being the exploration and production of hydrocarbons onshore in Colombia;

“Business Day” means a day (not being a Saturday or Sunday) when banks generally are open in the City of Madrid, the City of Calgary and the City of Bogotá for the transaction of general banking business;

“Claim” means any bona fide claim made by the Purchaser to Seller in respect of a breach of any representation, warranty or covenant of Seller set forth in this Agreement, causing any Losses;

“Closing” means completion of the sale and purchase of the Shares in accordance with the terms of this Agreement;

“Closing Date” means the date that is the third (3rd) Business Day following the date upon which all Regulatory Approvals are obtained provided this date is on or before the date that is two (2) months following the Execution Date-, or such other date as may be mutually agreed upon by the Parties ;

“Company” has the meaning ascribed to it in the Preamble;

“Company Intellectual Property” means all Intellectual Property which at the Execution Date is owned or used by the Conveyed Entities;

“Conveyed Entities” means collectively the Company and SIC and the Branch;

“Credit Agreement” means the amended and restated credit agreement signed between Vetra E&P, the Company, and Citibank, N.A. (as administrative Agent) and Citigroup Global Markets Inc. and Banca de Inversión Bancolombia S.A. Corporación Financiera (as Co-lead arrangers) dated as of August 1, 2016;

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“Data Room” has the meaning ascribed to it in the Liability Acknowledgement Agreement;

“Directors” means the directors of the Company and of SIC named in Schedule A and Schedule B, but excluding the Gran Tierra Directors;

“Disclosed Materials” means all documentation and information included in the Data Room, together with this Agreement and its Schedules, and “set out in” or “disclosed” in the Disclosed Materials shall be subject to the limitations as set out in s. 2.3 of the Liability Acknowledgement Agreement.

“Draft Closing Statement” has the meaning specified in Section 3.4(a);

“Ecopetrol” means Empresa Colombiana de Petroleos, the Colombian national oil company, which is now operated as Ecopetrol, S.A, an independent for-profit organisation;

“Ecopetrol Claim” has the meaning ascribed to it in the Liability Acknowledgment Agreement.

“E&P Contracts” means the contract (and extensions, amendments, variations and renewals of, or substitutions in respect of, the whole or any part thereof) listed in Schedule  D;

“E&P Documents” means the E&P Contracts and any other documents pertaining to the E&P Interests, including any joint operating agreements, farm-outs, any joint venture or similar operational agreements;

“E&P Interests” means the interests of the Conveyed Entities in the E&P Contracts as described in Schedule D;

“Encumbrance” includes any mortgage, pledge, charge, lien, assignment, hypothec, security interest, right of pre-emption or any third party rights, and any agreement to create any of the foregoing;

“Environment” means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, lake, river or other surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

“Environmental Laws” means all Laws relating to pollution or the protection of natural resources or the Environment or health and human safety, including those Laws relating to the Release or threatened Release of, or exposure to, Hazardous Substances, and those Laws regulating the generation, manufacture, distribution, use, processing, treatment, storage, transportation, disposal, arrangement for transport or disposal, or other management of Hazardous Substances;

“Estimated Closing Amount” has the meaning specified in Section 3.5(a);

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“Estimated Closing Statement” has the meaning specified in Section 3.3(a);

“Estimated Working Capital” has the meaning specified in Section 3.3(a);

“Excluded Share Claims” means any Claims arising from the breach of Seller’s Warranties in Sections 6.1, 6.2, 6.3, 6.4, 6.9, 6.12(a), 6.12(b), 6.12(c), 6.23(c), 6.23(o), 6.25, the Ross Energy Claim, and for the indemnity set out in Section 4.3(c)(iv);

“Execution Date” means the date upon which this Agreement is executed by the Parties as set out on the first page of this Agreement;

“Final Closing Amount” has the meaning specified in Section 3.4(a);

“Financial Statements” means the unaudited individual balance sheet and unaudited and individual profit and loss account of the Company, the Branch and SIC for the fiscal year ended December 31, 2018 as set out in Schedule F;

“Governmental Authority” means: (i) any national, super-national, international, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (ii) any subdivision, agency, agent or authority of any of the foregoing; (iii) any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (iv) any public enterprise or state-owned or controlled corporation; (v) any stock exchange; or (vi) any other government owned or controlled person;

“Gran Tierra Directors” means William Peter A. Douglas who is a director of Vetra Petroamerica P&G Corp., Manuel Buitrago and Phillip David Abraham who are directors of SIC, and Manuel Buitrago and Mauricio Calderón Hernández who are legal representatives of the Branch;

“GTEC” means Gran Tierra Energy Colombia, LLC through its Colombian branch, Gran Tierra Energy Colombia Ltd., a limited liability company existing under the laws of the Cayman Islands;

“Hazardous Substance” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Laws including any natural or artificial substance or thing (whether in solid, liquid, gas, vapour or other form and whether alone or in combination with any other substance or thing) capable of causing harm to any living organism supported by the Environment, or damage to the Environment, including Hydrocarbons and petroleum products, pollutants, asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, naturally occurring radioactive materials or radon gas, contaminants, naturally occurring radioactive material, radiation, electricity, heat and any waste;

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“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gasoline, ethane, propane, butane, natural gas liquids, and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all other products and substances extracted, separated, processed and produced therewith or therefrom, whether hydrocarbon or not, including sulfur, coalbed gas and carbon dioxide;

“IBA Rules of Evidence” has the meaning ascribed to it in Section 21.3(2);

“ICC Rules” has the meaning ascribed to it in Section 21.3(2);

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Indebtedness” means

(i)	any liability, for borrowed money (including bank loans, lines of credit and loans from related parties), or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, or any other obligation that meets the definition of a liability in accordance with IFRS, other than, in each case (x) accounts payable representing unsecured claims of trade creditors created or assumed in the ordinary course in connection with the obtaining of materials or services that are included in Working Capital, and (y) any other liability that is included in Working Capital, *

(ii)	any obligations under exchange rate contracts, interest rate protection agreements or other hedging or derivatives arrangements,

(iii)	any obligations to reimburse the issuer of any letter of credit (where the issuer has made payment on such letter of credit), surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn, and

(iv)	any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with, or as a result of any prepayment or early satisfaction of, any obligation described in clauses (i) through (iii) above;

“Indirect Transfer Tax” means any Tax owing by Seller or any of the Conveyed Entities as a consequence of the Transactions, including any tax owing in Colombia as a result of the transfer of the Shares or an indirect transfer of the assets of any of the Conveyed Entities which are located in Colombia, together with all costs of filing, payment, audit and review, as such amount may be adjusted within 3 years from closing as a result of any review, audit or information request from the applicable tax authorities;

6

“Indirect Transfer Tax Holdback” means the amount of US$1,575,674 (ONE MILLION FIVE HUNDRED SEVENTY FIVE THOUSAND SIX HUNDRED AND SEVENTY FOUR UNITED STATES DOLLARS);

“Insurance Policies” means each current insurance and indemnity policy in respect of which the Company or SIC has an interest (including any active historic policies which provide cover on a losses occurring basis);

“Intercompany Cleanup Activities” means the following activities:

(i)	Seller shall pay to the Company US$ 1,268,489.

(ii)	Vetra E&P shall pay to SIC US$ 377,455.

“Interest Rate” means the rate per annum for U.S. dollar borrowings appearing on page BBAM of the Bloomberg Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by Purchaser from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, as the rate for U.S. dollar deposits with one month maturity, calculated daily;

“Intellectual Property” means all intellectual and industrial property, patents, utility models, trade and service marks, trade names, domain names, right in designs, copyrights, topography rights, rights in databases, trade secrets and know-how, in all cases registered and including registrations and applications for registration of any of these and rights to apply for the same and forms of protection of a similar nature or having equivalent or similar effect to any of these;

“IVA” means value added tax or Impuesto sobre el Valor Añadido or Impuesto al Valor Agregado, as applicable;

“Knowledge’ means, with respect to Seller, the actual knowledge (after reasonable inquiry, but otherwise excluding constructive or imputed knowledge) of the directors, officers, and senior managers of Vetra Energía, S.L. and Vetra Southeast, S.L.U., and for either the Vetra P&G Director, or the Vetra SIC Directors, means only such individuals’ actual knowledge (after reasonable inquiry, but otherwise excluding constructive or imputed knowledge),

“Last Balance Sheet Date” means December 31, 2018;

“Last Financial Year” means the accounting year of the Conveyed Entities ended on the Last Balance Sheet Date;

“Lenders” means the lenders under the Credit Agreement;

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“Liability Acknowledgement Agreement” means the Liability Acknowledgement Agreement dated as of the Execution Date among Purchaser, Seller, Vetra E&P, GTEC and SIC;

“Losses” has the meaning ascribed to it in the Liability Acknowledgement Agreement.

“Material Contracts” has the meaning ascribed to it in Section 6.16(a);

“Money Laundering Laws” means financial recordkeeping and reporting requirements and requirements as to identification of persons of the money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued by Governmental Authorities;

“OFAC” has the meaning ascribed to it in Section 6.24(e);

“Parent” has the meaning ascribed to it in Section 4.3(c);

“Parent Companies” means Inversiones Frieira, S.L. and Vetra Energy Group LLC.

“Parent Corporate Guarantee” means the corporate guarantee to be provided on Closing by Inversiones Frieira, S.L. to Purchaser and to the purchasers under the Asset Sale Agreements in the amount of $4,500,000 in the form set out in Schedule E;

“Parties” means Seller and the Purchaser and “Party” means either one of them;

“Payment” means the payment to be made by Purchaser (or on behalf of Purchaser) at Closing, as described in Section 3.2;

“Promissory Note” means the promissory note, freely transferable to any of the shareholders of the Seller, to be delivered to Seller by Purchaser at Closing for payment of the Balance, in the form set out on Schedule G;

“Properties” means the properties which are subject to the E&P Contracts;

“Public Notary” means the Spanish public notary designated by Seller and approved by the Purchaser, before whom the documents related to transfer of the Shares and the change of Directors and officers of the Company, will be executed;

“Purchase Price” means the purchase price specified in Section 3.1;

“Purchaser” has the meaning ascribed to it in the preamble;

“Purchaser’s Group” means any of the following from time to time: the Purchaser and its Affiliates and “member of the Purchaser’s Group” shall be construed accordingly;

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“Regulatory Approval” means the earlier of: (A) confirmation of receipt by the Superintendence of Industry and Commerce of the Republic of Colombia in respect of the SIC Notice; (B) the date that is 10 business days following the submission of the SIC Notice if the Superintendence of Industry and Commerce of the Republic of Colombia has not sought further information with respect to the SIC Notice, and (C) if the Superintendence of Industry and Commerce of the Republic of Colombia has sought further information with respect to the SIC Notice, the date on which receipt of the complete submission of additional information is received by the Superintendence of Industry and Commerce;

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing;

“Ross Energy Claim” means both the judicial proceedings filed by Ross Energy S.A. against Ecopetrol, the Colombian Ministry of Energy and Mines, Vetra E&P and Southeast Investment Corporation before the Administrative Court of Nariño, Sala Unitaria de Decisión del Sistema Oral, under the procedure number 52001233300020130020600, involving the review and reinterpretation of the Incremental Production Agreement before the Administrative Tribunal of Nariño and claiming an amount of USD $50,962,080.885 and the constitutional action for the protection of fundamental rights filed by Ross Energy against the Nineteenth Civil Circuit Judge of Bogota for the alleged violation of due process within the collection action filed by Vetra E&P and Southeast Investment Corporation for the execution of the documents required for the assignment of Ross Energy’s participation in the Colombia Energy Joint Venture, which is subject to possible review by the Constitutional Court of Colombia under the procedure number T7157880;

“Sales Agreement” means the Sales Contract signed between SIC and Vetra Exploración y Producción Colombia S.A.S. on April 29, 2016, as amended by Amendment No. 1 dated June 21, 2017, which relates to Cohembí, Quinde, and Quillacinga crude oil and shall be terminated effective on the Closing Date or such other date as the Parties may agree;

“Sales Agreement Termination” means an agreement to terminate the Sales Agreement in the form as the Parties shall agree on the Closing Date or such other date as the Parties may agree;

“SEC” has the meaning ascribed to it in Section 4.3(c);

“Seismic” means (i) all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller’s reports, monitor records, observer’s reports and survey notes and any and all copies of magnetic field tapes or conversions thereof; (ii) all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre- and post- stacked record sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof; and (iii) in the case of 3D seismic, in addition to the foregoing, all permanent records or bin locations, bin fold, static corrections, surface elevations and any other relevant information;

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“Shares” means all the issued shares in the capital of the Company details of which are given in Schedule A;

“Seller” has the meaning ascribed thereto in the preamble;

“Seller’s Warranties” means the representations and warranties set out in Article 6 given and made by Seller in favour of the Purchaser;

“SIC” means Southeast Investment Corporation, a company incorporated under the laws of Panama, whose registered office is at c/o Patton, Moreno & Asvat, 8th Floor, Capital Plaza Building Roberta Motta Ave., Costa Del Este, Panama City, Republic of Panama; details of which are given in Schedule B;

“SIC Notice” means the submission of such notice or notices to the Superintendent of Industry and Commerce of the Republic of Colombia under Law 1340 of 2009 required in connection with the Transactions;

“SDNs” has the meaning given in Section 6.24(e);

“Tax” or “Taxation” means all forms of taxation and impositions, duties, contributions and levies in the nature of taxation and all penalties and interest relating to any of them;

“Tax Authority” means any Tax or other authority, body or person competent to impose any liability to Tax;

“Third Party Claim” has the meaning ascribed to it in the Liability Acknowledgement Agreement;

“Transactions” means the purchase and sale of the Shares as contemplated by this Agreement;

“Vetra E&P” means Vetra Exploración y Producción Colombia S.A.S., a corporation existing under the laws of Colombia;

“Vetra P&G” means Vetra Petroamerica P&G Corp., a corporation existing under the laws of Barbados;

“Vetra P&G Director” means Javier Casais Mira who is a director of Vetra P&G;

“Vetra SIC Director” means Javier Casais Mira who is a director of SIC, and a legal representative of the Branch;

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“Working Capital” means the amount by which the aggregate current assets of the Conveyed Entities and Vetra P&G exceeds or is less than the aggregate current liabilities of the Conveyed Entities and Vetra P&G determined in accordance with IFRS as of the Execution Date  including the proportionate interest of Vetra Southeast, S.L.U. in the current assets and current liabilities of Consorcio Colombia Energy, and shall be deemed to include any impacts of the Intercompany Cleanup Activities as if they occurred prior to the Execution Date. It is agreed that it will only include the valuation of the difference of the Vetra overlift amount from September 30th, 2018 until Execution Date (number of barrels * 41,53 usd/bbl).

1.2	Contents page and headings

In this Agreement, the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3	Meaning of references

In this Agreement, unless the context requires otherwise, any reference to:

(a)	this Agreement includes the Schedules, which form part of this Agreement for all purposes;

(b)	the Background is to the statements about the background to this Agreement made above; a Clause, Sub Clause or to a Schedule is, as the case may be, to a clause or a schedule to this Agreement; and in a Schedule to a Part or Paragraph is to a part or paragraph of that Schedule;

(c)	a company is to any company, corporation or other body corporate wherever and however incorporated or established;

(d)	a document is to that document as supplemented, otherwise amended or replaced from time to time;

(e)	any reference to provisions of Spanish laws or Spanish regulation or to a concept of Spanish law is to be taken, in relation to any of the Conveyed Entities or Vetra P&G incorporated or doing business in another jurisdiction, to refer to the equivalent provision or concept having substantially the same effect in that other jurisdiction;

(f)	any Spanish statutory provision or Spanish legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing shall in respect of any jurisdiction other than Spain be deemed to include what most nearly approximates in that jurisdiction to the Spanish statutory provision or Spanish legal term;

(g)	the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

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(h)	including means “including without limitation” (with related words being construed accordingly), in particular means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(i)	a person includes any individual, firm, company, corporation, government, state or agency of state or any association, trust or partnership (whether or not having a separate legal personality);

(j)	a person includes a reference to that person’s legal personal representatives and successors;

(k)	dollars or US$ is to the lawful currency from time to time of the United States of America;

(l)	a statute or statutory provision includes any consolidation or re-enactment, modification or replacement of the same, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any Party to another under this Agreement;

(m)	a time of the day is to Madrid time, Calgary time or Bogotá time (as the context requires) and references to a day are to a period of 24 hours running from midnight to midnight;

(n)	in case of any conflicting provisions among the terms of any Schedule and this Agreement, the provisions of this Agreement shall prevail; and

(o)	writing shall include any modes of reproducing words in a legible and non-transitory form.

Article 2
Agreement to sell and purchase

2.1	Sale and Purchase

Seller sells and agrees to transfer at Closing, and the Purchaser purchases and agrees to acquire at Closing, the entire legal and beneficial ownership in Shares, together with all rights attached or accruing to them subject to the terms and conditions set out in this Agreement.

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Article 3
Purchase Price

3.1	Purchase Price

The total price payable by the Purchaser for the Shares shall be US$ 38,537,941 (THIRTY-EIGHT MILLION FIVE HUNDRED THIRTY SEVEN THOUSAND NINE HUNDRED AND FORTY-ONE UNITED STATES DOLLARS)  plus the Estimated Working Capital adjustment as provided for in Sections 3.3 of US$ 1,659,334 (ONE MILLION SIX HUNDRED FIFTY NINE THOUSAND THREE HUNDRED AND THIRTY FOUR UNITED STATES DOLLARS) for a total of US$ 40,197,275 (FORTY MILLION ONE HUNDRED NINETY SEVEN THOUSAND TWO HUNDRED AND SEVENTY FIVE UNITED STATES DOLLARS) and is subject to further adjustment as set forth in Section  3.5, (the “Purchase Price”).

3.2	Payment of Purchase Price

The Purchase Price shall be satisfied as follows:

(a)	the Indirect Transfer Tax Holdback, to be paid through a bank check by the Purchaser (or by a person appointed by the Purchaser) to the Colombian tax authorities on behalf of the Seller;

(b)	US$ 1,500,000 (the “Balance”) to be paid by way of delivery of the Promissory Notes to Seller on the Closing Date;

(c)	as to the balance thereof, that is US$37,121,601 (THIRTY SEVEN MILLION ONE HUNDRED TWENTY ONE THOUSAND SIX HUNDRED AND ONE UNITED STATES DOLLARS), to be paid to Seller on the Closing Date.

3.3	Preliminary Closing Statement

(a)	Attached hereto as Schedule I is the good faith estimate of the Working Capital as of the December 31, 2018 and including as estimate of the impacts of the Intercompany Cleanup Activities as if they occurred prior to such date (the “Estimated Working Capital”), including reasonable detail on the computation thereof (the “Estimated Closing Statement”).

3.4	Preparation of Final Closing Statement

(a)	Within 90 days following the Closing Date (or such other date as is mutually agreed to by Seller and the Purchaser in writing), the Purchaser shall prepare and deliver to Seller a draft statement of the Working Capital prepared as of the close of business on the Closing Date (the “Draft Closing Statement”). The Draft Closing Statement will be prepared in accordance with IFRS and shall include reasonable detail on the computation thereof. If the Purchaser fails to deliver to Seller the Draft Closing Statement in accordance with this Section 3.4(a) within 90 days following the Closing Date, the Seller shall be entitled to, upon notice to Purchaser that Purchaser is in default of this section that is not cured within 5 Business Days, provide such Draft Closing Statement within 30 Business Days following the reception of all the information that the Seller in accordance with this Section may have required for the purpose of preparing the Draft Closing Statement. The Seller has the right to request to be provided with the information of the Purchaser and the Purchaser shall have the obligation to provide the Seller with the information necessary to prepare the Draft Closing Statement

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(b)	The Party providing the Draft Closing Statement shall in this Section 3.4 be the “Submitter” and the Party receiving the Draft Closing Statement shall be the “Receiver”. Each Party shall be required to provide information to each other as is reasonable required by the other in the preparation of such Draft Closing Statement.

(c)	Receiver shall have 20 Business Days to review the Draft Closing Statement following receipt of it and Receiver must notify the Submitter in writing if they have any objections to the Draft Closing Statement within such 20 Business Day period. The notice of objection must contain a statement of the basis of each of the objections and each amount in dispute. Each Party shall provide access, upon every reasonable request, to the other Party and their auditors, to all work papers, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement, subject to execution and delivery by the other Party and their auditors of any agreement or other document, including any release, waiver or indemnity that the Party’s auditors reasonably require prior to providing such access.

(d)	If Receiver sends a notice of objection of the Draft Closing Statement in accordance with Section 3.4(c), Receiver and the Submitter shall promptly meet to try to resolve such objections within 20 Business Days following receipt of the notice. Failing resolution of any objection to the Draft Closing Statement raised by Receiver, only the amount(s) in dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by Seller and the Purchaser (and, failing such agreement between Seller and the Purchaser within a further period of 5 Business Days, such independent firm of chartered accountants will be Deloitte Colombia or if such firm is unable to act, PwC Colombia. The independent firm of chartered accountants shall identify a member at its Bogota, Colombia, office to act in such mandate and shall determine the procedures applicable to the resolution of the amounts in dispute with the primary purposes of minimizing expenses of Seller and the Purchaser and expediting the accurate resolution of the dispute. The determination of such firm of chartered accountants of the amount(s) in dispute and any corresponding changes flowing from the resolution of such amounts in dispute will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such firm of chartered accountants are deemed to be acting as experts and not as arbitrators. Notwithstanding the foregoing, the determination of such firm of chartered accountants of the amount(s) in dispute shall in no event be more favorable to Receiver than shown in the proposed changes to the Draft Closing Statement delivered by Receiver under its notice of objection pursuant to Section 3.4(c). During the review by the firm of chartered accountants, the Purchaser and Seller shall each make available to such firm of chartered accountants, such individuals and such information, facilities, books, records and work papers as may be reasonably required by the firm of chartered accountants to fulfill their obligations hereunder during normal business hours (such access not to unreasonably disrupt the operations of the Purchaser or Seller).

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(e)	If Receiver does not notify the Submitter of any objection within the 20 Business Day period, Receiver is deemed to have accepted and approved the Draft Closing Statement and such Draft Closing Statement will be final, conclusive and binding upon the Parties, absent manifest error and will become the “Final Closing Statement” on the next Business Day following the end of such 20 Business Day period.

(f)	If Receiver sends a notice of objection in accordance with Section 3.4(d) Seller and the Purchaser shall revise the Draft Closing Statement to reflect the final resolution or final determination of such objections under Section 3.4(d) within five (5) Business Days following such final resolution or determination. Such revised Draft Closing Statement will be final, conclusive and binding upon the Parties, absent manifest error. The Draft Closing Statement will become the “Final Closing Statement” on the next Business Day following revision of the Draft Closing Statement under this Section 3.4(f).

(g)	Seller and the Purchaser shall each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Closing Statement. In the case of a dispute and the retention of a firm of chartered accountants to determine such amount(s) in dispute, the costs and expenses of such firm of chartered accountants will be borne by Seller and the Purchasers in such proportions as the positions taken by each of Seller and the Purchaser are successful when compared to the Final Closing Statement. However, Seller and the Purchaser shall each bear their own costs in presenting their respective cases to such firm of chartered accountants.

(h)	The Parties agree that the procedure set forth in this Section 3.4 for resolving disputes with respect to the Draft Closing Statement is the sole and exclusive method of resolving such disputes, absent manifest error. This Section 3.4(h) will not prohibit any Party from instigating Arbitration, in accordance with Section 21.3to compel specific performance of this Section 3.4 or to enforce the determination of the independent firm of chartered accountants.

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3.5	Price Adjustment

(a)	The Purchase Price will be increased or decreased, as the case may be, dollar-for-dollar, to the extent that the sum of Working Capital (expressed as a negative amount), as determined from the Final Closing Statement (the “Final Closing Amount”), is more or less than the sum of Estimated Working Capital (expressed as a negative amount) (the “Estimated Closing Amount”).

(b)	If the Final Closing Amount is more than the Estimated Closing Amount, the Purchaser shall pay to Seller the amount of such difference as an increase to the Purchase Price, in cash.

(c)	If the Final Closing Amount is less than the Estimated Closing Amount, Seller shall pay to the Purchaser the amount of such difference as a decrease to the Purchase Price, in cash.

3.6	Form of Payment of Purchase Price

(a)	Payment of the Purchase Price provided for in Section 3.2(c) will be made by way of electronic irrevocable wire transfer via Swift for same day value, at Seller’s bank account for the credit of Seller’ bank account on the Closing Date;

(b)	Payment of the Purchase Price provided for in Section 3.2(c) will be subject to any applicable withholdings under Applicable Laws, which for clarity will be calculated on the entire Purchase Price; and

(c)	Obligations of Purchaser to pay will not be considered to be fulfilled until Payment of the Purchase Price provided for in Section 3.2(c) are credited into Seller’s bank accounts.

3.7	Receipt of Payment on Closing Date

(a)	At the Closing Date, once all documents and actions required for Closing under Sections 4.2 and 4.4 have been tabled for signature and once the Public Notary is present at the location of Closing, the Parties will execute, as the case may be, simultaneously and as a single transaction (“unidad de acto”), all such documents and the Purchaser shall cause the Payment to be wired.

(b)	The Public Notary shall only notarize the transfer of the Shares when Payment of the Purchase Price provided for in Section 3.2(c) has been either delivered by certified bank check with immediate available funds, or effectively received in the Seller’s account, and when the Promissory Note is delivered to the Seller (a copy of which will be attached to the Transfer Deed).

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Article 4
Closing

4.1	Closing

Closing shall take place on the Closing Date, at the offices of Seller located at Avda. Linares Rivas, 4 Bajo 15005 A Coruña, Spain or at the offices of the Public Notary, as Seller may decide. In the event Seller opt to have the closing at Avda. Linares Rivas, 4 Bajo 15005 A Coruña, Spain, then they shall arrange for the Public Notary to be present at such offices for the Closing.

At Closing, the Parties, through their duly empowered signatories, shall execute a share transfer deed (the “Transfer Deed”) pursuant to which,

(a)	the Parties will formalize (“elevación a público”) this Agreement;

(b)	the Buyer and Seller will acknowledge the satisfaction or waiver, as the case may be, of the Conditions Precedent set out in Article 5;

(c)	Seller will transfer ownership of the Shares to the Buyer and the Buyer, in turn, will acquire the Shares; and

(d)	Seller will acknowledge receipt of the Purchase Price.

The expenses of the Public Notary shall be borne on a 50/50 basis by Seller and the Purchaser, in accordance with a quote to be obtained by Seller and agreed to by Buyer prior to the Closing Date .

4.2	Seller’s Closing Deliveries

At Closing, Seller shall deliver to the Purchaser or the Public Notary, as applicable:

(a)	powers of attorney, or the relevant documentation, evidencing the legal capacity of their respective representatives for granting the Transfer Deed, as well as to perform the rest of Closing actions contemplated by this Agreement;

(b)	certifications of resolutions of the General Shareholders Meeting of the Seller authorising the Transaction pursuant to article 160f) of the Spanish Companies Ac (“Ley de Sociedades de Capital” or “LSC”)”;

(c)	authorized copies of the deeds (“copies auténticas”) delivered to the Public Notary evidencing the ownership of the Shares, for the purpose of the notary inserting therein a reference to the sale of the Shares to the Purchaser (“rebaje”);

(d)	a statement (public deed) delivered to the Public Notary relating to Seller’ ultimate “beneficial owner” in order to comply with Spanish money laundering prevention law;

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(e)	written resignations and releases, from the Directors, officers (except for those offices held by the Gran Tierra Directors), managers, secretaries of the board and legal representatives of the Company, SIC, Vetra P&G and the Branch listed in Schedules A, B and C (except those legal representatives held by Gran Tierra Directors), resigning their office and releasing the Company, SIC and the Branch from all claims and rights of action whatsoever, whether in respect of breach of contract, compensation for loss of office, unfair dismissal, redundancy or in respect of any loan or other indebtedness, or on any other account whatsoever;

(f)	the shareholders’ registry book, the minutes’ book and the corporate books of the Company, SIC (unless such books are already in the position of Purchaser’s Group) and the Branch, if in the possession of the Seller, properly written up to the day prior to the Closing Date;

(g)	a certificate signed by Seller addressed to the Purchaser and dated as of the Closing Date confirming that Seller’s Warranties are true and accurate as of the Effective Date;

(h)	evidence to Purchaser that the Intercompany Cleanup Activities have been completed;

(i)	certificates confirming that the Company does not have any pending debts with the Social Security and an updated certificate issued by the Spanish Tax Authority Agency confirming that the Company is up to date with its tax payment obligations, both issued the day before the Closing Date;

(j)	evidence of the cancellation (i.e. policies of cancellation or deed of cancellation) of the Encumbrances with regard to the Shares;

(k)	original share certificates representing the Company’s shares in SIC and Vetra P&G;

(l)	the Parent Corporate Guarantee; and

(m)	the Sales Agreement Termination.

4.3	Purchaser’s Obligations vis a vis the Company and the Conveyed Entities and Vetra P&G

(a)	The Company

At Closing (and simultaneously with the transfer of the Shares), the Purchaser shall cause to be duly held a meeting of the Directors or of the shareholders (as the case may be) of the Company to effect or execute or validly to resolve to effect or execute:

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(i)	the acceptance of the resignation of Directors and managers, the approval of their performance of their duties and their release from all claims and rights of action whatsoever, whether in respect of breach of contract, or in respect of any other account whatsoever and therefore discharging them from any liability in connection to the performance of their duties as Directors or managers and shall provide a document executed by a person with sufficient power of attorney acting on behalf of the Company, releasing all the Directors of the Company from any liability whatsoever and waiving any actions against them, in the form set out in Schedule N;

(ii)	the appointment as directors and secretary of such persons as the Purchaser may nominate, subject to those persons consenting to such appointment and not being disqualified in law or under the articles of association of the relevant companies from holding those offices;

(iii)	including for the bank accounts identified in Schedule J, the revocation of all existing bank mandates and the issue of new mandates in relation to the relevant companies to such bank or banks and in such form as the Purchaser may direct; and

(iv)	the revocation of all existing powers of attorney of each of the Conveyed Entities and Vetra P&G, except any which Gran Tierra elects to remain;

(v)	record the transfer of the Shares to the Purchaser in the Shareholders’ Registry Book of the Company; and

(vi)	the Sales Agreement Termination.

(b)	Conveyed Entities and Vetra P&G

At Closing (and immediately upon the transfer of the Shares), the Purchaser shall cause to be duly held a meeting of board of directors or shareholders (as the case may be) of the Conveyed Entities and Vetra P&G validly to effect or execute or validly to resolve to effect or execute:

(i)	the acceptance of the resignation of Directors and managers of SIC, Vetra P&G and the Branch, the approval of their performance of their duties and their release from all claims and rights of action whatsoever, whether in respect of breach of contract, or in respect of any other account whatsoever and therefore discharging them from any from any liability in connection to the performance of their duties as Directors or managers and shall provide a document executed by a person with sufficient power of attorney acting on behalf of SIC, Vetra P&G and the Branch, releasing all the directors of SIC, Vetra P&G and the Branch from any liability whatsoever and waiving any actions against them;

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(ii)	the appointment as Directors and secretary of SIC, Vetra P&G and the Branch (as applicable) of such persons as the Purchaser may nominate, subject to those persons consenting to such appointment and not being disqualified in law or under the articles of association of SIC, Vetra P&G and the Branch (as applicable) from holding those offices;

(iii)	the acceptance of the resignation and releases by the existing secretary, Directors and legal representatives of SIC, Vetra P&G and the Branch (other than the Gran Tierra Directors) and shall provide an executed document as provided in Schedule 4.3(b)(iii) by a person with sufficient power of attorney acting on behalf of SIC, Vetra P&G and the Branch releasing all the Directors of SIC, Vetra P&G and the Branch (other than the Gran Tierra Directors) from any liability whatsoever and waiving any actions against them; and

(iv)	any other business which may be necessary or desirable to give full and valid effect to the sale and purchase provided for in this Agreement or as the Purchaser may reasonably require,

and the Purchaser and Seller, as applicable, shall supply duly signed minutes of all those meetings to the other Party on Closing.

(c)	Following the Closing:

(i)	at Closing or as soon as possible thereafter, but in any event within 10 Business Days, all information in any form (including electronic form) relating to the business of any Conveyed Entity and Vetra P&G, including, without limitation, accounting books and information, financial, tax, business, marketing, personnel, research information and records, files, correspondence, if any;

(ii)	Seller shall provide to the Purchaser and the Company, as reasonably requested by the Purchaser or the Company, all reports, documentation or other information that may been necessary for the publicly-traded parent entity of the Purchaser (the “Parent”) to consolidate the financial statements of the Conveyed Entities and Vetra P&G with those of the Parent in the time frame necessary to permit the Parent to timely file its periodic and other reports with the U.S. Securities and Exchange Commission (the “SEC”) and all financial statements, audit reports, auditor consents and other information that may be necessary for the Parent to comply with any requirement under the U.S. securities laws, including any financial statements required by Rule 3-05 of Regulation S-X.

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(iii)	Seller will appoint a representative for filing and paying the Indirect Transfer Tax on behalf of the Seller. Seller, or its designated representative, shall file the application for payment of the Indirect Transfer Tax, and shall immediately inform Purchaser of the response from the Governmental Authority providing for the payment instructions for the Indirect Transfer Tax. Purchaser, through its designated Affiliate, shall, together with Seller or Seller’s designated representative, and as agreed between the Parties, make the payment of the Indirect Transfer Tax in accordance to the instructions provided by the Governmental Authority. Seller will provide a certified copy of the tax return filed and paid to Purchaser on the earlier of: (i) seven (7) days after Closing or (ii) the day after the tax return is filed and paid. The Indirect Transfer Tax will be paid through a bank check issued by the Purchaser (or by a person appointed by the Purchaser) to the Colombian tax authorities.

(iv)	Seller shall be responsible for, and shall conduct, all reviews, audits or other challenges under any Applicable Law with respect to the filing and payment of, and accuracy and continued accuracy of, the Indirect Transfer Tax, and shall indemnify Purchaser and each of the Conveyed Entities for any Loss any of them may suffer as a result of failure to do so.

4.4	Purchaser’s Closing Obligations

At Closing the Purchaser shall carry out the following actions or deliver to Seller, or the Public Notary, as applicable:

(a)	make the Payments as provided for in Section 3.2;

(b)	a document as provided in Schedule 4.4 executed by a person with sufficient power of attorney acting on behalf of the Purchaser releasing all the directors of the Company, SIC, Vetra P&G and the Branch (except the Gran Tierra Directors) from all claims and rights of action whatsoever, whether in respect of breach of contract, or in respect of any other account whatsoever and therefore discharging them from any liability in connection to the performance of their duties as Directors or managers and shall provide a document executed by a person with sufficient power of attorney acting on behalf of SIC, Vetra P&G and the Branch, releasing all the directors of SIC, Vetra P&G and the Branch (except the Gran Tierra Directors) from any liability whatsoever and waiving any actions against them;

(c)	deliver the powers of attorney, duly apostilled or legalized, evidencing the legal capacity of the representatives of the Purchaser for granting the Transfer Deed, as well as to perform the rest of the actions contemplated by this Agreement to be carried out at Closing;

(d)	the D-1A form to the Notary Public duly filed;

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(e)	certifications of resolutions of a meeting of the directors of the Purchaser authorising the execution and delivery by the Purchaser of this Agreement (those copy minutes being certified as correct by an officer of the Purchaser); and

(f)	a statement (public deed) delivered to the Public Notary relating to the Purchaser’s ultimate “beneficial owner” in order to comply with Spanish money laundering prevention law.

4.5	Parties’ Closing Obligations

(a)	At Closing the Parties shall grant the sale and purchase public deed to complete the transfer of the Shares.

(b)	All the actions provided in this Article 4 will be performed as a single act (“unidad de acto”) on the Closing Date. The Parties expressly acknowledge and agree that the performance of all the actions provided in this Article on the Closing Date is an essential obligation under this Agreement and that none of them will be held to have been performed until each and every action has been completed.

Article 5
conditions to closing

5.1	Conditions to the Obligations of Purchaser

The obligation of Purchaser to complete the Transactions is subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a)	Regulatory Approval. The Regulatory Approval shall have been obtained or shall have been waived in writing by the applicable Governmental Authority, and all conditions in respect thereof imposed by the applicable Governmental Authority that are required to be satisfied prior to Closing shall have been satisfied.

(b)	No Prohibition. No Applicable Laws make illegal the consummation of the Transactions.

(c)	Relevant Agreements: The execution and closing of the Relevant Agreements, except for the closing of the Asset Sale Agreement (Suriroente Block) which will close immediately following the Closing hereunder, and except for the closing for of the Asset Sale Agreement PUT-8.

5.2	Conditions to the Obligations of Seller

The obligation of Seller to complete the Transactions is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of each of the following conditions:

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(a)	Regulatory Approval. The Regulatory Approval shall have been obtained or shall have been waived in writing by the applicable Governmental Authority, and all conditions in respect thereof imposed by the applicable Governmental Authority that are required to be satisfied prior to Closing shall have been satisfied.

(b)	No Prohibition. No Applicable Laws make illegal the consummation of the Transactions.

(c)	Relevant Agreements: The execution and closing of the Relevant Agreements, except for the closing of the Asset Sale Agreement (Suriroente Block) which will close immediately following the Closing hereunder, and except for the closing for of the Asset Sale Agreement PUT-8.

5.3	Endeavors

Each of the Parties shall use commercially reasonable efforts to procure that the Conditions Precedent are satisfied as soon as it is reasonably practicable following the date hereof and in any event no later than the Closing Date.

Article 6
SELLER’S WARRANTIES

As at the date of this Agreement Seller represents and warrants to Purchaser and acknowledges and agrees that Purchaser is relying upon these representations and warranties that:

6.1	Company’s shares in SIC and Vetra P&G

(a)	The Company is the owner of 20,177,489 shares of SIC and 2,750 common shares of Vetra P&G, as the legal and beneficial owner with good title, free and clear of any Encumbrances of any nature whatsoever. No person has the right to acquire any interest in any of the such shares.

6.2	Company, SIC and Branch Returns and Records

(a)	The particulars of the Company and the Shares contained in Schedule A are true, accurate and not misleading.

(b)	The articles of association (estatutos) of the Company, SIC and the Branch are complete and contain all alterations or amendments made to any prior to the date of this Agreement. Seller has delivered to Purchaser correct copies of articles of association, by-laws (or where applicable comparable organizational documents) of the Companies and SIC and the Branch, except where such documents are already in the possession of the Buyer;

(c)	The register of shareholders and other statutory books and records of the Company and SIC have been properly kept and are in the possession or under the control of the Company.

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(d)	Each of the Company, SIC and the Branch is duly organised and validly exists under the laws of the country in which it is currently incorporated and has all requisite corporate powers and authority to own its properties and to carry on its business as presently conducted.

6.3	Shares and Share Capital

(a)	The Shares comprise the whole of the allotted and issued share capital of the Company and all of them have been validly issued and are fully subscribed and paid up by Seller. The Shares are owned by Seller, as the legal and beneficial owners with good title, free and clear of any Encumbrances of any nature whatsoever. No person has the right to acquire any interest in any of the Shares except the Purchaser pursuant to this Agreement.

(b)	No person has the right to call for the issue of any share or loan capital of any Conveyed Entity under any option or other agreement or under any conversion rights.

(c)	None of the Company, SIC or the Branch has, since the Last Balance Sheet Date, repaid or redeemed or agreed to repay or to redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof or capitalised or agreed to capitalise in the form of shares or debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

6.4	Subsidiaries, Partnerships Etc.

(a)	The Company has no subsidiaries other than SIC, the Branch and Vetra P&G, and is not the legal or beneficial owner of any shares or other securities or capital of any other company or corporation other than SIC, and Vetra P&G whether limited or unlimited and whether incorporated in Spain, Colombia, Panama, Barbados or elsewhere.

(b)	None of the Company, SIC and Vetra E&P or the Branch is a member of any partnership or other unincorporated association, except SIC through its Colombian branch is a member of Consorcio Colombia Energy.

(c)	The particulars of SIC set out in the Schedule B are true and complete and the whole of the issued share capital is legally and beneficially owned by the Company as therein set forth free and clear of any Encumbrances of any nature whatsoever, except as provided in the Credit Agreement.

(d)	No person has the right to call for the issue of any share or loan capital of SIC and the Branch under any option or other agreement or under any conversion rights.

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6.5	Branches

(a)	The Company has no branches other than the Branch.

(b)	The particulars of the Branch set out in Schedule C are true and complete.

6.6	Financial Statements

(a)	The Financial Statements have been prepared in accordance with IFRS and give a true and fair view of the financial position of the Conveyed Entities as of the Last Balance Sheet Date and of its financial performance and its cash flows for the year then ended.

(b)	Since the Last Balance Sheet Date:

(i)	each of the Conveyed Entities has carried on its Business in the ordinary and usual course with a view to maintaining the same as a going concern and without entering into any material transaction, or assuming any material liability which is not in the ordinary course of its Business;

(ii)	no distribution of capital or income has been declared made or paid in respect of any share capital of the Company except as provided in the Financial Statements;

(iii)	no Conveyed Entity has made any capital expenditure or incurred any capital commitments which are now outstanding in excess of US$1,000,000 in respect of any one item or US$2,000,000 in aggregate;

(iv)	none of the Conveyed Entities has made a non-arm’s length payment; and

(v)	there has occurred no material adverse change that has been, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the assets, business, condition (financial or otherwise), prospects or results of operations of the Conveyed Entities, taken as a whole or to the value thereof to the Purchaser.

6.7	Assets of the Conveyed Entities

(a)	All the assets included in the Financial Statements and all assets which have been acquired by the Company or SIC, including the Branch, since the Last Balance Sheet Date are:

(i)	legally and beneficially owned by the Company or SIC, including the Branch, as the case may be, free from and clear of all Encumbrances (but excluding encumbrances such as liens or licences arising in the ordinary course of the business);

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(ii)	not the subject of any hire purchase, leasing, lease purchase or credit-sale agreements, agreements for conditional sale or sale by instalments; and

(iii)	in the possession of or under the control of any of the Conveyed Entities.

(b)	All accounts receivable of the Conveyed Entities included within Working Capital are bona fide and collectable in the ordinary course or an allowance has been made within the Financial Statements.

6.8	Borrowings

(a)	As of the Closing Date, none of the Conveyed Entities will have any Indebtedness.

(b)	None of the Conveyed Entities have any outstanding borrowings or indebtedness in the nature of borrowing, including any bank overdrafts or liabilities under acceptances (other than normal trade bills) or acceptance credits, other than as set out in the Credit Agreement.

(c)	No event is occurring which constitutes an event of default under any agreement relating to borrowing or indebtedness in the nature of borrowing or which would lead to any security constituted or created being enforceable, except for those arising from the Credit Agreement.

(d)	The particulars of the Credit Agreement are as set out in Schedule K.

6.9	Insolvency

(a)	No order has been made or resolution passed for the winding up of the Company or SIC or the Branch.

(b)	No order has been made for the administration of the Company or SIC or the Branch and no notice of appointment of an administrator has been filed with the court.

(c)	No provisional liquidator, administrative receiver, administrator, trustee or other similar officer has taken possession of or been appointed over, and no encumbrancer has taken possession of, the whole or substantially the whole of the property of the Company or SIC or the Branch.

6.10	Records Etc.

(a)	To the best of Seller’s Knowledge, the books and records of the Company, SIC and the Branch have been maintained at all material times as may be required by Applicable Laws and are in the possession of the Company or SIC.

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6.11	Litigation and Claims

(a)	As of the Execution Date, there is no civil, criminal or administrative action, suit or proceeding pending or, to the best of Seller’s Knowledge and Vetra SIC Director’s Knowledge, threatened in writing against any of the Conveyed Entities before any Governmental Authority, except as set out in Schedule L or the Disclosed Materials.

(b)	As of the date hereof, there is no material action, suit or proceeding commenced by any of the Conveyed Entities pending before any Governmental Authority or threatened in writing by any of the Conveyed Entities against any other person, except as set out in Schedule L or the Disclosed Materials.

(c)	To the best of Seller’s Knowledge and Vetra SIC Director’s Knowledge, there is no valid basis for any civil, criminal or administrative action, suit or proceeding involving any Conveyed Entity, except as set out in Schedule L. No Conveyed Entity is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has any Conveyed Entity settled any claim prior to being prosecuted in respect of it.

6.12	E&P Interests

(a)	SIC and the Branch, as applicable:

(i)	are the legal and beneficial owners of the E&P Interests and of all property, rights and interests attributable to the E&P Contracts in proportion to the percentage interests that SIC hold in the E&P Contracts as shown in Schedule D;

(ii)	have not entered into any agreement with a third party whereby that third party is entitled to acquire any interest in the E&P Contracts or E&P Interests, whether by way of sale, farmout or otherwise;

(iii)	no preferential rights to purchase or options any of the E&P Interests are triggered by as a result of the Transactions; and

(iv)	have not, subject to the provisions of the E&P Documents and except as in connection with the Credit Agreement or E&P Documents, created, granted or entered into any Encumbrances over the E&P Interests or any part thereof nor, subject as aforesaid, is any Conveyed Entity a party to any agreement which might give rise to any such Encumbrance.

(b)	As at the date of this Agreement the E&P Contracts are the only material interest in petroleum rights owned by the Conveyed Entities.

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(c)	Each of the E&P Contracts is in full force and effect and no notice has been given to any Conveyed Entity by ANH or Ecopetrol of any intention to revoke or vary any of the E&P Contracts.

(d)	All material accrued obligations and liabilities imposed by each of the E&P Documents and/or contracts with joint venture partners required to have been performed as at the date of this Agreement have been duly fulfilled.

(e)	The E&P Contract is not in the course of being surrendered in whole, or in part.

(f)	The E&P Documents are the only material agreements to which the Conveyed Entities are a party in relation to the E&P Interests.

(g)	Except as provided in the E&P Documents and the Credit Agreement and subject to any statutory or regulatory restrictions, SIC and the Branch is able freely to dispose of its interests in the E&P Contracts and all petroleum attributable or which may become attributable to those interests in proportion to the percentage interests that the Conveyed Entities hold in the E&P Contracts, except for the Ecopetrol Disagreement.

(h)	No sole risk or non-consent operations are being undertaken by a Conveyed Entity or have been formally proposed by a Conveyed Entity or by a third party.

(i)	No Conveyed Entity is party to any outstanding bidding or area of mutual interest arrangements.

(j)	No Conveyed Entity has any obligation to make payments in excess of its percentage interest under the relevant E&P Documents save as expressly provided under such E&P Documents.

(k)	The sale of the Shares to the Purchaser is not prohibited under any of the E&P Documents.

6.13	Impairment of Conveyed Entities’ Interests

All ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the ownership of the Properties or the production of crude oil, natural gas and natural gas liquids from the Properties, or the receipt of proceeds from them, and all royalties and rentals accruing prior to the December 31, 2018, that were payable by any Conveyed Entity with respect to the Properties at that date have been properly paid.

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6.14	Processing, Marketing and Transportation Commitments

Other than the Sales Agreement, no Conveyed Entity has entered into any third party processing or transportation agreements or any obligations to deliver sales volumes to any other person and has not entered into any marketing arrangements or agreements having any fixed price, term or delivery obligations.

6.15	Environmental Matters

(a)	Except as otherwise disclosed by Seller to Buyer in the Disclosed Materials, to the best of Seller’s Knowledge and Vetra SIC Director’s Knowledge:

(i)	there has not been and there is not now existing any material non-compliance with Environmental Laws in respect of the construction, ownership or operation of the assets of the Conveyed Entities or the conduct of any operations thereby. For the purposes of this representation and warranty a “material non compliance” shall be such a non compliance which may result in a material adverse change in or affecting the condition (financial, operational or legal) of the Company with an economical impact equal to or greater than 200,000US$.

(ii)	the Conveyed Entities have obtained all material and necessary environmental permits and licences;

(iii)	no investigation or complaint by any Governmental Authority with respect to any environmental issues or matters or work place health and safety matters pertaining to or affecting any of the Company or SIC, including the Branch, or their respective assets or operations, is currently outstanding;

(iv)	no information request or any other requirement by any Governmental Authority with respect to any environmental issues or matters or work place health and safety matters pertaining to or directly affecting any of the Company or SIC, including the Branch, or their respective assets or operations, is currently outstanding

(v)	all known spills or similar incidents pertaining to or affecting the areas of the E&P Contracts have been reported to the appropriate Governmental Authorities to the extent required by Environmental Laws;

(vi)	all waste disposal pertaining to or affecting any of the Company or SIC including the Branch, or their respective assets or operations, has been and is being conducted in accordance with Environmental Laws ;

(vii)	there has been no Release of Hazardous Substances at or from the areas of the E&P Contracts in connection with operations of the Company or SIC, including the Branch, that could reasonably be expected to give rise to a material remedial or corrective action obligation under any Environmental Laws; and

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(viii)	Seller have made available to the Purchaser all material environmental studies, reports, audits, sampling data, site assessments, compliance reviews, correspondence and other similar documents in its possession or control with respect to the E&P Interests.

6.16	Contracts and Commitments (Other Than E&P Contracts)

(a)	There are no material contracts (other than the E&P Documents and the Sales Agreement) (the “Material Contracts”) currently subsisting to which any Conveyed Entity is a party and which are material to the Business of the Conveyed Entities as a whole (that is to say which represents more than $200,000 of the annual turnover or cost of the Conveyed Entities taken as a whole, or which involves the lease or ownership of real estate regardless of value except those referred to in Section 6.17(c)).

(b)	Except for indemnity agreements with its Directors and officers or, as applicable, management executives as contemplated by the by-laws, as applicable, of any Conveyed Entity and Applicable Laws, and other than standard indemnity agreements in the ordinary course provided to service providers, no Conveyed Entity is a party to or bound by any agreement, guarantee, indemnification or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person.

6.17	The Properties

(a)	The Company (directly or through SIC or the Branch) has title to the Properties free from all leases, tenancies or Encumbrances, other than as disclosed in the Disclosed Materials. The Properties comprise all the estate or interest of the Conveyed Entities in any land or premises.

(b)	The Company has in its possession or under its control all duly registered deeds and documents which are necessary to prove title to the Properties.

(c)	To the Seller’s knowledge, each of the Conveyed Entities has access to the areas of the E&P Contracts where it currently conducts it activities. Where such access does not derive from land property titles, the Conveyed Entity has in place adequate agreements with the respective land owners or any other valid instruments allowing such access, except force majeure or fortuitous or catastrophic or unpredictable event.

6.18	Conduct of Business

(a)	There are not in force any powers of attorney given by the Company, SIC or the Branch, other than powers of attorney given in the normal course of business that can be revoked by notice at any time.

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(b)	Other than the Intercompany Cleanup Activities, no person has given any guarantee of or any security for any overdraft loan or loan facility granted to or other obligations of the Company, SIC or the Branch, nor are any of them party to nor is any of their assets affected by any material contract for guarantee, indemnity or suretyship of another person.

(c)	Other than as shown in Schedule L or set out in the Disclosed Materials and save for the collection of small debts in the ordinary course and for matters involving a liability (excluding costs) of less than US$300,000, no Conveyed Entity is engaged in any suits, actions, legal or arbitration proceedings or governmental investigations and To the best of Seller’s Knowledge and Vetra SIC Director’s Knowledge, no such suit, action, legal or arbitration proceedings or governmental investigations are pending or threatened against the Company, SIC or the Branch.

(d)	To the best of the Seller’s Knowledge and Vetra SIC Director’s Knowledge, no Conveyed Entity has received written notice from any Governmental Authority of any violation of or investigation relating to any federal, provincial, state, municipal or local law, regulation or ordinance with respect to any Conveyed Entity, any of their assets or the Business.

(e)	No Conveyed Entity or its board of directors has agreed or consented to the release of any director or officer of any Conveyed Entity from any fiduciary duty owed by such person to any Conveyed Entity, including as would allow any such person to pursue any corporate opportunities that would otherwise be the property of any Conveyed Entity.

6.19	Intellectual Property

(a)	There are no registrations of nor applications for registration or grant of any Company Intellectual Property, and the Conveyed Entities own or have the right to use all the Company Intellectual Property and such Company Intellectual Property constitutes all of the Intellectual Property reasonably required to conduct the business of the Conveyed Entities.

(b)	To the best of Seller’s Knowledge, the Company has not received any notice alleging that its conduct of its business infringes the Intellectual Property of any third party. To the best of Seller’s Knowledge, no person is infringing the Company Intellectual Property.

(c)	The Conveyed Entities are the legal and beneficial owners of an interest in the Seismic free and clear of any Encumbrances of any nature whatsoever, all of which Seismic is in the possession of the Conveyed Entities.

6.20	Insurance

(a)	The Disclosed Materials contains particulars of all insurances maintained by or on behalf of the Conveyed Entities, and all policies in respect of those insurances are currently in force. Each of the Conveyed Entities has maintained valid and adequate insurance cover of a type and affording the same degree of cover as that normally held by companies engaged in businesses of the same or similar type to the Business for the past three years.

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(b)	Except as set forth in Schedule M, there are no outstanding claims under any policies of insurance maintained by or on behalf of the Company, SIC or the Branch.

6.21	Debts to and Contracts with Connected Persons

(a)	A Closing there will be:

(i)	no loans owing by the Company or SIC, including the Branch, to Seller or any Affiliate of the Seller or to any director or officer (including any of their affiliates or related persons) of the Company or SIC, including the Branch; and

(ii)	no debts owing to the Company or SIC, including the Branch, by Seller or any Affiliate of the Seller or any director or officer (including any of their affiliates or related persons) of the Company or SIC, including the Branch.

(b)	There are no existing contracts, arrangements or understandings to which the Company or SIC, including the Branch, is a party in which any Seller is interested.

6.22	Employees and Pensions

(a)	None of the Conveyed Entities have, or have ever had, any employees

(b)	None of the Conveyed Entities are, or have ever been, party or subject to any collective bargaining agreement.

(c)	There are no subsisting contracts for the provision by any person of any consultancy services to any of the Conveyed Entities.

(d)	No Conveyed Entity has a profit-sharing, share option or share incentive schemes or other employee benefit plans in relation to any person and no collective bargaining agreements or agreements or arrangements with trade unions relating to any person (including those of SIC and the Branch).

(e)	No liability has been incurred by the Company (including SIC and the Branch) for termination payments.

(f)	There is not in operation any pension or life assurance scheme in respect of which the Company, SIC or the Branch have any legally binding liability to contribute.

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6.23	Taxation Matters

(a)	The Company, SIC and the Branch have duly paid all Taxation which it is or has been liable to pay or account for prior to the date of this Agreement.

(b)	Since the Last Balance Sheet Date, the Company, SIC and the Branch have not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company, any of SIC or the Branch (or would have given or might give rise to such a liability but for the availability of any relief) other than Taxation arising from transactions in the ordinary course of business.

(c)	The Company, SIC and the Branch are resident in its country of incorporation for taxation purposes, and the Company is and has been at the time when submission was made validly enrolled in the ETVE regime and is and has been compliant with all applicable terms of such regime.

(d)	All material returns, notifications, computations, registrations and payments required to be made for the purposes of Taxation have been filed by the Company (including SIC and the Branch).

(e)	No material returns, notifications, computations, registrations and payments are the subject of any disputes generally or appeal nor are yet to be determined by or are subject to agreement with any Tax Authority.

(f)	The Company, SIC and the Branch, have not postponed, deferred or suspended tax debts with the Tax Authorities.

(g)	The Company, SIC and the Branch have in their possession all material records and documentation which it is obliged to hold, preserve and retain under any Applicable Laws with respect to Taxation.

(h)	The Company, SIC and the Branch have duly fulfilled all the material and formal transfer pricing obligations established in the relevant applicable legislation relative to transactions carried out with related parties.

(i)	Carried forward losses of the Company, SIC and the Branch, and any other deferred tax asset, have been properly assessed and the Company, SIC and the Branch keep all the adequate information and documentation evidencing the origin and correctness of the relevant amounts.

(j)	There are no current tax sanctions procedures against the Company, SIC or the Branch.

(k)	All obligations to make deductions in respect of payments of salary or other emoluments or benefits (whether in money or money’s worth) to employees of the Company, SIC and the Branch of or on account of Taxation or any social levy or insurance have been complied with and all amounts due to any Tax Authority in respect of the same have been duly paid.

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(l)	Copies of all applications for clearance made and all consents or clearances obtained since the Last Balance Sheet Date (together with all relevant particulars) have been disclosed to the Purchaser.

(m)	The Company, SIC and the Branch are duly registered for the purposes of IVA and has been at all times when it ought to have been so registered in order to comply with relevant legislation in the jurisdiction where it conducts any business. The Company, SIC and the Branch have complied with and observed in all material respects the terms of any applicable IVA legislation.

(n)	Each Conveyed Entity has paid all transfer taxes and stamp taxes payable on any instruments or documents which are in the possession of a Conveyed Entity and which are necessary to establish the title of such Conveyed Entity to any asset, or to enforce any rights.

(o)	The amount of the Indirect Transfer Tax is and shall be complete and correct within 3 years from filing.

(p)	Within this Section 6.23, references to “the Company, SIC and the Branch” shall include all predecessors, including persons wound up or dissolved by or into any of the company (including SIC and the Branch) or such predecessors.

6.24	Business Ethics and Foreign Investments

(a)	Seller and the Company (including SIC and the Branch) and Vetra P&G (in the case of the latter to the Knowledge of the Vetra P&G Director) are in compliance with (i) the applicable Spanish legislation on foreign investments and foreign exchange, in particular with the provisions of the Royal Decree 664/1999 on foreign investments, and (ii) Colombian Banco de la República (Central Bank) requirements of any and all required foreign exchange declarations and any updates to the same. Seller has no knowledge of any pending investigations or fines with respect to such foreign investments and foreign exchange.

(b)	The operations of each Conveyed Entity and Vetra P&G ((in the case of the latter to the Knowledge of the Vetra P&G Director) are and have been conducted at all times in compliance with applicable Spanish and Colombian Money Laundering Laws and no action, suit or proceeding by or before any court, Governmental Authority or arbitrator with respect to Spanish and Colombian Money Laundering Laws to which any Conveyed Entity or its business are subject is pending, or, to the best of Seller’s Knowledge, threatened.

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(c)	No Conveyed Entity or Vetra P&G, nor any of its representatives nor, to the best of Seller’s Knowledge and with respect to Vetra P&G, to the best of Knowledge of the Vetra P&G Director , any person acting in relation to the assets or business of any of the Conveyed Entities or Vetra P&G: (i) has made, given or promised, either directly or indirectly, any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has made, given or promised, either directly or indirectly, any unlawful payments, gifts or benefits of any kind to any foreign or domestic governmental officials or employees; (iii) has violated or is violating any provision of any Spanish, EU or Colombian anti-bribery or anti-corruption laws applicable to any Conveyed Entities, Vetra P&G or its representatives; (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (v) has made, given or promised, either directly or indirectly any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any gift or benefit of any nature to any foreign or domestic governmental officials or employees for any of the following purposes: influencing any act or decision of such public official in his or her official capacity; inducing such public official to do or omit to do any act in violation of the lawful duty of the public official; inducing such public official to use his or her influence with any governmental agency or authority or political party to affect or influence any act or decision of such entity; or securing any improper advantage to either assist a person to obtain business or to further the interests of its business

(d)	Each Conveyed Entity and Vetra P&G (in the case of the latter to the Knowledge of the Vetra P&G Director) maintains appropriate internal controls over financial reporting given Spanish and Colombian Applicable Laws to which it is subject.

(e)	No Conveyed Entity or Vetra P&G nor any of its representatives nor, to the best of Seller’s Knowledge and with respect to Vetra P&G, to the best of Knowledge of the Vetra P&G Director, any person acting in relation to the assets or business of any of the Conveyed Entities, is aware of or has taken any action, directly or indirectly, including, but not limited to sales, transactions, contracts, loans or investments in, or with, in any currency, any individuals or entities sanctioned as Specially Designated Nationals (“SDNs”) under sanctions administered by the US Office of Foreign Asset Control (“OFAC”).

(f)	Each Conveyed Entity and Vetra P&G (in the case of the latter to the Knowledge of the Vetra P&G Director) maintains appropriate internal controls over financial reporting given Spanish and Colombian Applicable Laws to which it is subject.

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6.25	Authorities

(a)	Seller has full power to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations thereof in accordance with its terms;

(b)	Seller is entering into this Agreement on its own behalf and not on behalf of any other person;

(c)	Except for the Regulatory Approvals, the execution and delivery of this Agreement by Seller and the performance and consummation of any Transactions:

(i)	do not constitute or result in a violation or breach of, or conflict with, or allow any person to exercise any rights under, or result in a penalty, forfeiture or a right of termination or acceleration under, or result in the creation of any Encumbrance, claim, trust, royalty or carried, participation, net profits or other third party interest, option, right of first refusal, right or privilege, preferential right, and any agreement or arrangement (whether by Applicable Laws, contract or otherwise) capable of becoming any of the foregoing, upon any of the properties or assets of any Conveyed Entity under, any of the terms or provisions of any (A) Seller or Conveyed Entity’s constating documents or by-laws, as applicable, or (B) any contracts or instruments to which it or any Conveyed Entity is a party or pursuant to which any Conveyed Entity’s assets or property may be affected;

(ii)	do not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by any Conveyed Entity; and

(iii)	do not and will not result in the violation of any Applicable Laws or result in a breach of any order, judgment or decree of Governmental Authority to which a Seller or a Conveyed Entity is a party or by which a Seller or a Conveyed Entity is bound.

(d)	All consents, permissions, approvals and agreements of shareholders of the Seller or any other third parties which are necessary or desirable for the Seller to obtain in order to enter into and perform this Agreement in accordance with its respective terms have been unconditionally obtained in writing and have been disclosed in writing to the Purchaser.

6.26	Required Authorizations

There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the SIC Notice or that relate solely to the identity of the Purchaser or the nature of the business carried on by the Purchaser prior to Closing.

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Article 7
LIABILITIES AND CLAIMS

7.1	Liability Acknowledgement Agreement

Provisions related to liability and Claims shall be governed by Article 2 of the Liability Acknowledgement Agreement

Article 8
Settlement of Claims

8.1	Security on Closing

At Closing, the Purchaser shall provide to Seller the Promissory Note in the amount (on aggregate) of the Balance as security for payment of the Balance, to be payable in accordance with the provisions of this Article 8. In addition, at Closing, Seller with deliver the Parent Corporate Guarantee, as further security for the payment of any Claims.

8.2	Settlement of Claims

The mechanism for the settlement of Claims as between the Parties shall be governed by the provisions of Article 2 of the Liability Acknowledgement Agreement.

Article 9
ACKNOWLEDGEMENTS BY THE PURCHASER

9.1	Acknowledgements by the Purchaser

The Purchaser acknowledges and agrees that:

(a)	It has the know-how and expertise in the industrial sector in which the Company develops its Business and it is fully aware of the functioning of the market in this sector;

(b)	It has carried out a due diligence over the Conveyed Entities, their assets and the E&P Contracts (the “Purchaser’s Due Diligence”);

(c)	the Purchaser is relying on its own opinion and analysis and/or professional advice and the analysis carried out by its advisors in relation with the Conveyed Entities and all assets used and/or owned by them, the Business and the Shares;

(d)	Seller’ Warranties (as defined in Article 6) are the only representations, warranties or other assurances of any kind given by or on behalf of Seller and on which the Purchaser may rely in entering into this Agreement;

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(e)	no other statement, promise or forecast made by or on behalf of Seller may form the basis of, or be pleaded in connection with, any claim by the Purchaser;

(f)	other than Seller´ Warranties, all representations, warranties and conditions, express or implied, statutory or otherwise, in respect of the Group, the Business, the Shares, the items owned or used by the Group, or of which possession is agreed to be passed under this Agreement, are expressly excluded, unless otherwise specified in this Agreement;

Article 10
Purchaser’s warranties

10.1	Purchaser’s Warranties

The Purchaser warrants to Seller that:

(a)	it has full power to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the Purchaser in accordance with its respective terms;

(b)	it is entering into this Agreement on its own behalf and not on behalf of any other person;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its memorandum or articles of association; or

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which that party is bound;

(d)	except for Regulatory Approvals, all consents, permissions, approvals and agreements of shareholders of the Purchaser or any other third parties which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement in accordance with its respective terms have been unconditionally obtained in writing and have been disclosed in writing to Seller;

(e)	it has the financial and economic capacity to pay in full the Purchase Price with no need to obtain any external financing of any nature;

(f)	Except for the Regulatory Approvals, the execution and delivery of this Agreement by Purchaser and the performance and consummation of any Transactions:

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(i)	do not and will not result in the violation of any Applicable Laws or result in a breach of any order, judgment or decree of Governmental Authority to which the Purchaser is a party or by which the Purchaser is bound.

(g)	All consents, permissions, approvals and agreements of shareholders of the Purchaser or any other third parties which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement in accordance with its respective terms have been unconditionally obtained in writing and have been disclosed in writing to the Seller; and

(h)	Neither the Purchaser nor any member of the Purchaser’s Group nor its or their respective employees, agents or advisers has actual knowledge of any facts or matter which would or may constitute a breach of any of the Warranties or otherwise give rise to any liability on the part of the Sellers under any other provision of this Agreement.

(i)	The Purchaser will not rescind this Agreement in the event of any breach by the Sellers of any of the Seller’s Warranties (except with respect to a fundamental and material breach of Seller’s Warranties regarding title ownership and capacity of the Seller) and any such breaches, if any, of the Seller’s Warranties will be considered as grounds of a Claim.

Article 11
ACTIONS TOWARDS CLOSING

11.1	Due Diligence

The Purchaser has confirmed to Seller that it has conducted the Purchaser’s Due Diligence and therefore due diligence shall not be a condition to Closing.

11.2	Conduct up to Closing Date

Seller represent, warrant and covenant to the Purchaser that between the Execution Date and Closing, they will and shall procure, save with the prior written consent of the Purchaser, that:

(a)	the Conveyed Entities and Vetra P&G shall carry on business in the normal and ordinary course consistent with past practice and in such a manner that on the Closing Date such representations and warranties will be true, correct and complete as if they were made on and as of such date;

(b)	the Conveyed Entities and Vetra P&G shall keep the Purchaser fully informed as to the Business; respond as soon as practicable to the Purchaser in respect of any reasonable written request by the Purchaser for further information; and upon Purchaser request coordinate meetings with key employees of the Company provided they are during business hours and not exceeding one meeting in any 5 day period;

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(c)	none of the Conveyed Entities nor Vetra P&G shall:

(i)	resolve to change its name or to alter its memorandum or articles of association;

(ii)	allot or issue any shares or any securities or grant rights (including options) which confer on the holder any right to subscribe for or acquire any shares;

(iii)	declare, pay or make any dividend or other distribution;

(iv)	increase or reduce, or make any other alteration to (including by redemption, repurchase, subdivision, consolidation or redesignation) its share capital;

(v)	resolve to be or convene any general meeting at which a resolution is to be proposed that the Company or SIC or Branch shall be voluntarily wound-up;

(vi)	incorporate any subsidiary or branch or effect any hive-up or hive-down of assets or any reorganisation;

(vii)	otherwise than in the normal and ordinary course of business consistent with past practice (including the fulfilment of the obligations under the existing contractual arrangements on the Execution Date) incur any capital expenditure which exceeds $200,000;

(viii)	acquire or dispose of any asset or provide or receive any service otherwise than on an arm’s length basis;

(ix)	vary the terms of any E&P Contract;

(x)	vary the terms on which it holds any of the Properties;

(xi)	vary any employment or consultancy arrangements of any person which is (1) material or (2) outside the ordinary and usual course of business consistent with past practice;

(xii)	make any material change to the accounting procedures, principles or standards by reference to which its accounts are drawn up or appoint new auditors;

(xiii)	enter into any borrowing, factoring or other financing or any lending commitments, being in each case commitments which are outside the normal and ordinary course of its business;

(xiv)	establish any pension, superannuation, life assurance, death benefit, sickness or accident benefit scheme or make any material change to the terms of (or wind up) any existing scheme of this kind for the benefit of present or former directors, officers or employees or any of their dependants;

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(xv)	satisfy or settle any material claim prior to the same being due, relinquish any material contractual rights in relation thereto, commence any material claim out of the normal and ordinary course of business or amend or otherwise vary any existing material claim out of the normal and ordinary course of business, consistent with past practice, individually or in the aggregate;

(xvi)	enter into any new contract, arrangement, or commitment with any Seller or related party;

(xvii)	create any Encumbrances upon any of its assets except in the normal and ordinary course of business consistent with past practice;

(xviii)	sell, lease, transfer, gift or otherwise dispose of any of its material properties or assets, except in the normal and ordinary course of business, consistent with past practice;

(xix)	take any material decisions which have to be made due to regulatory deadlines up to the Closing Date without informing to the Purchaser, who will not be entitled to objector interfere; or

(xx)	agree to do any of the things referred to in this Section.

Article 12
Seller’s assignees

12.1	With effect from the Closing Date, Inversiones Frieira, S.L. and Vetra Energy Group LLC (jointly referred as the “Parent Companies”) shall fully undertake any whatsoever payment obligation of either the Seller or Vetra E&P hereunder and under the Liability Acknowledgement Agreement and the Asset Sales Agreement. Therefore from Closing Date, the Parent Companies will be liable individually and severally (“mancomunadamente”) between both –(74.5% in the case of Inversiones Frieira, S.L. and 25.5% in the case of Vetra Energy Group LLC) of the potential payment obligations, including all the Seller’s obligations to indemnify any Losses suffered by the Purchaser as a result of any breach of the Sellers’ Warranties set forth in Article 6 (the “Assignment of Obligations”).

12.2	Likewise, the Seller, by mean of this Agreement assigns to Parent Companies, individually and severally (“mancomunadamente”) in the proportion of their stake in the share capital of Seller all the rights hereunder (the “Assignment of Rights”).

12.3	As a result of the Assignment of Obligations, the Purchaser expressly agree to release the Seller from any such payment obligations under this Agreement and under the Liability Acknowledgement Agreement and the Asset Sales Agreement. As previously set forth, each of the Parent Companies shall be liable vis-à-vis the Purchaser individually and severally (“mancomunadamente”), in the proportion 74.5%/25.5% of any and all payment obligations arising from the Seller’s obligations under this Agreement under the Liability Acknowledgement Agreement and the Asset Sales Agreement.

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12.4	The Purchaser expressly accepts the terms and conditions of the Assignment of Obligations and the Assignment of Rights and, therefore, acknowledges that on the Closing Date, once the Assignment of Obligations and the Assignment of Rights are effective, Seller will be automatically released against the Purchaser from any and all Losses. The Purchaser irrevocably waives any and all judicial or extra-judicial claims to be brought after the Closing Date against the Seller related to this Agreement and under the Liability Acknowledgement Agreement and the Asset Sales Agreement.

Article 13
Costs

Except to the extent this Agreement provides otherwise, each Party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the negotiation, preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement. For the avoidance of doubt, the Purchaser shall be solely responsible for any and all stamp duty, stamp duty reserve tax and/or other transfer taxes (and any associated interest and penalties) payable by it in respect of the transfer of the Shares in accordance with all Applicable Laws. All taxes, withholdings and any other charges due as a result of the sale of the Shares will be borne by each Party according to Applicable Laws. Seller shall be solely responsible for any charges due to its legal counsel and other advisers in connection with the disposal of the Shares. For the avoidance of doubt, any fee, commission or costs associated with the termination of the Credit Agreement shall be borne by solely by Seller.

Article 14
Entire agreement

14.1	Entire agreement

This Agreement (including its exhibits and Schedules) represent the whole and only agreement between the Parties in relation to the sale and purchase of the Shares and supersede any previous agreement whether written or oral between the Parties in relation to that subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

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Article 15
Continuing effect

15.1	Continuing Effect

Each provision of this Agreement shall continue in full force and effect after Closing, except to the extent that any provision has been fully performed on or before Closing.

15.2	Invalidity

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Article 16
Amendments and waivers

16.1	Amendments

No amendment or variation of the terms of this Agreement or any document entered into pursuant to this Agreement (including the Schedules) shall be effective unless it is made or confirmed in a written document signed by each Party to the relevant document.

16.2	Waivers

No delay in exercising or non-exercise by a Party of any right, power or remedy under this Agreement or any other document referred to in it shall impair, or otherwise operate as a waiver or release of, that right, power or remedy.

Article 17
Further assurance and assistance

17.1	Further assurance

Each Party shall from time to time at the cost of the requesting Party, do, perform, sign, execute and deliver such reasonable and necessary acts, deeds, documents (or procure the doing, performance, signing, execution or delivery of them) as any other Party shall from time to time reasonably require, in a form and in terms reasonably satisfactory to that other Party to give full effect to this Agreement and to secure to that other the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

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Article 18
Counterparts

18.1	Any number of counterparts

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

The Parties agree that the exchange by e-mail of scanned copies (in PDF format) of the executed Agreement or its addendum will be enough to comply with this Section.

For purposes of assembling all counterparts into one document, the Parties are authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

Notwithstanding the above, on Closing, the Parties shall provide to the Notary a single document including all the original signatures of both Parties.

18.2	Each counterpart an original

Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

Article 19
Assignment and third party rights

19.1	Agreement binding on successors and permitted assignees

This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the Parties.

19.2	Agreement not assignable

Without prejudice to Article 12, this Agreement may not be assigned, transferred, charged or dealt in (whether by way of security, trust or otherwise) either in whole or in part to any person except with the prior and written consent of the Parties.

Article 20
NOTICES

20.1	Form of notices

All communications relating to this Agreement shall be in writing and delivered by both:

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(a)	hand or sent by overnight courier to the Party concerned at the relevant address shown at the start of this Agreement and in case to the Purchaser to the following address for the Purchaser:

Address:	900, 520 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 0R3

Attention:	President and Director, Corporate Legal

Fax:	+1 403 265 3242

(or such other address as may be notified from time to time in accordance with this clause by the relevant Party to the other Parties);

AND in case to the Seller to the following addresses:

Address:	Linares Rivas, bajo 1, entreplanta, 15005, A Coruña, Spain,

Attention:	President and Director, Business Director, Corporate Legal

Fax:	34 981 25 18 86

(b)	e-mail to the Party concerned at the relevant email address shown below:

Purchaser:

Phillip Abraham

Manuel Buitrago

Adam Smith

Andrew Carroll

Seller:

Luis Garcia

Javier Casais

Antonio de la Morena

Domingo Torres

with a copy to

Ana Soriano

Dee Replogle

Javier Carvajal

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20.2	When notices take effect

Each of the communications referred to in Section 20.1 shall take effect upon confirmed receipt.

Article 21
ARBITRATION

21.1	Settling Disputes

If any dispute, claim, question or difference arises out of or in connection with this Agreement, or in respect of any legal relationship associated with or derived from this Agreement, other than a matter referred to in Section 21.2 (a “Dispute”), the Parties shall attempt to settle the Dispute by negotiation. If the Dispute has not been resolved, for any reason, within 15 Business Days following delivery of a notice of Dispute, the Dispute will be resolved by arbitration as provided in Section 21.3.

21.2	Exceptions

Section 21.1 does not apply to (i) disputes under Section 3.4 which will be resolved in accordance with that Section, or (ii) Third Party Claims themselves which will be resolved in the manner set forth in Section 3.4. Additionally, although the arbitrator(s) also have the power to grant injunctive or other equitable relief, nothing in this Section 21.2 prevents a Party from seeking or obtaining an injunction, specific performance or any other equitable remedy from a court of competent jurisdiction.

21.3	Arbitration

(1)	A Party may commence arbitration in respect of a Dispute by delivering to the other Party a written notice of arbitration.

(2)	Any and all disputes or controversies arising out of or in connection with this Agreement, including the execution, performance or termination of thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), supplemented by the International Bar Association Rules on the Taking of Evidence in International Arbitration (the “IBA Rules of Evidence”), as amended from time to time, by a three-member arbitral tribunal. Each side shall nominate a co-arbitrator. The co-arbitrators will nominate jointly the President of the Tribunal within 30-days of the confirmation or designation of the second co-arbitrator by the International Chamber of Commerce. The place of arbitration shall be the city of London, England, or such other locations as the Parties may agree. The arbitration shall be conducted in English, or such other language as the Parties may agree. Judgment will be executable in any court having jurisdiction thereof.

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(3)	The arbitration will be kept confidential and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) will not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise or as may be required by Applicable Law.

Article 22
Governing law and jurisdiction

22.1	Governing law

This Agreement shall be shall be governed by and interpreted in accordance with the laws of the Kingdom of Spain, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

Article 23
INDEPENDENT LEGAL ADVICE

Each Party hereby represents and warrants to the others that it had the opportunity to seek and was not prevented or discouraged by any of the other Parties from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he or it did not available himself of that opportunity prior to signing this Agreement he or it did so voluntarily without any undue pressure and agrees that its failure to obtain independent legal advice shall not be used by it as a defence to the enforcement of its obligations under this Agreement or as a basis for the exertion of any rights under this Agreement.

[The remainder of this page is intentionally left blank. The counterpart execution pages of the Parties follow.]

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IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement

VETRA ENERGÍA, S.L.		GRAN TIERRA RESOURCES LIMITED

/s/ Antonio De La Morena
By:	/s/ Javier Casais	By:	/s/ Gary Guidry
	Name: Antonio De La Morena		Name:
	Title: Javier Casais		Title:

INVERSIONES FRIEIRA, S.L.		VETRA ENERGY GROUP LLC

By:	/s/ Manuel Jove	By:	/s/ Domingo Torres
	Name: Manuel Jove		Name: Domingo Torres
	Title:		Title:

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